UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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NETREIT

(Name of Registrant as Specified In Its Charter)

Not Applicable

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NETREIT
Notice of Annual Meeting of Shareholders
To Be Held July 25, 2008
This is the formal agenda for our 2008 annual shareholder meeting. It tells you what matters will be voted on and if you can attend the meeting in person the time and place of the meeting,
To the Shareholders of NetREIT
The Annual Meeting of Shareholders will be held on Friday, July 25, 2008 at 9:30A.M., Pacific Time, at Country Club of Rancho Bernardo, 12280 Greens East Road, San Diego, California 92128.
Items of Business.
1.	To elect seven directors to serve until the 2009 annual shareholders’ meeting or until their respective successors are duly elected and qualify.

2.	To ratify the appointment of J. H. Cohn LLP as Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

3.	To consider and act any other business which may properly come before the meeting or any adjournments or postponements of the Annual Meeting.
Management will report on the current activities of NetREIT and comment on its future plans. A discussion period is planned so that shareholders will have an opportunity to ask questions and make appropriate comments.
Only shareholders of record at the close of business on May 15, 2008 will be entitled to notice of and to vote at the Annual Meeting or adjournment or postponement thereof. A list of shareholders will be available for inspection at NetREIT corporate offices at 365 S. Rancho Santa Fe Rd., Suite 300, San Marcos, California, 92078 at least ten days prior to the Annual Meeting.
YOUR VOTE MATTERS. We urge you to mark, sign, date, and return the enclosed proxy in the postage paid envelope so you will be represented at the meeting.
BY ORDER OF THE BOARD OF DIRECTORS
Jack K. Heilbron
Chief Executive Officer and Chairman of the Board
June 4, 2008

NetREIT
365 S. Rancho Santa Fe Rd., Suite 300
San Marcos, California 92087
PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
To Be Held on July 25, 2008

This proxy statement, with the enclosed proxy card, is furnished to the Company’s shareholders in connection with the solicitation by the Board of Directors of NetREIT (the “Board”) of your proxy card to be voted at the 2008 annual meeting of shareholders of NetREIT (the “Company”) to be held on Friday, July 25, 2008 at 9:30A.M., at the Country Club of Rancho Bernardo, 12280 Greens East Road, San Diego, California 92128, and at any adjournments or postponement thereof. The Notice of Annual Meeting, this Proxy Statement and the accompanying proxy/voting instruction card are being mailed to all shareholders on or about June 6, 2008.
PURPOSE OF THE MEETING
At the Annual Meeting, the shareholders of the Company will be asked to elect the seven members to serve on the Board of Directors until the 2009 annual meeting or until their respective successors are duly elected and qualified; and ratify the selection of J.H. Cohn LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008; and consider and vote upon the transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

In the event that proxies sufficient in number to constitute a quorum are not received before the meeting starts, the shareholders present at the meeting and/or the persons named as proxies may vote to adjourn the meeting to permit further solicitation of proxies. Such adjournments will require the affirmative vote of the holders of a majority of the Company’s common stock (“share”) present in person or by proxy at the meeting. The persons named as proxies will vote in favor of such adjournment.
VOTING RIGHTS
Only holders of record of shares at the close of business on May 15, 2008 are entitled to receive notice of and to vote their shares at the Annual Meeting or any adjournments thereof. As of that date there were issued and outstanding 4,730,330 shares. Each outstanding share is entitled to one vote on each matter properly brought before the Annual Meeting.
VOTING PROCEDURES
The presence of the holders of a majority of outstanding shares entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares that abstain from voting on any proposal and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote because that holder does not have discretionary voting power and has not received voting instructions from the beneficial owner.
If you are a stockholder of record, you may revoke a proxy at any time before it is voted at the Annual Meeting by (a) delivering a proxy revocation or another duly executed proxy bearing a later date to the Secretary of the Company at 365 S. Rancho Santa Fe Rd, Suite 300, San Marcos, CA 92078 or (b) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless you actually vote in person at the meeting. For shares you hold beneficially in street name, you may change your vote by submitting a new voting instruction to your broker or other nominee following the instruction they provided, or, if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.
Election of Directors
Voting for the election of Directors is cumulative. In voting for directors, you may cumulate your total votes and cast all of your votes for any one or combination of candidates. Your total votes equal the number of candidates (7) multiplied by the number of shares you are entitled to vote. In the event quorum is not present and the meeting is not convened each of the Company’s current directors will remain in office and continue to serve until their successors are duly elected and qualified. By completing the Proxy, you give the proxy the right to vote for the persons named in the table above. If you elect to withhold authority for any individual nominee or nominees, you may do so by making an “X” in the box marked “VOTE FOR NOMINEE(S) NOT LINED OUT,” and by striking a line through the nominees’ name or names on the Proxy that you do not vote for.
Ratification of Appointment of Independent Registered Public Accounting Firm
Te affirmative vote of majority of all the votes cast at the Annual Meeting at which a quorum is present is necessary for the ratification of the appointment of J.H. Cohn LLP as our independent registered public accounting firm for the year ending December 31, 2008. Abstentions will have no effect on the outcome of the vote with respect to ratification of the independent registered public accounting firm for the year ending December 31, 2008. Ratification of accountants is a matter on which a broker or other nominee is empowered to vote.

SOLICITATION OF PROXIES
If you cannot attend the meeting, the accompanying Proxy Card should be used to instruct the person named as the proxy to vote your shares in accordance with your directions. The persons named in the accompanying proxy card will vote shares of Common Stock represented by all valid proxies in accordance with the instructions contained thereon. In the absence of instructions, shares represented by properly executed proxies will be voted FOR the election of those seven (7) persons designated hereinafter as nominees for Directors of NetREIT and in the discretion of the named proxies with respect to any other matters presented at the Annual Meeting.
Your proxy may be revoked before the meeting by giving written notice of revocation to the Secretary of the Company at any time prior to voting and it shall be suspended if you are of shareholder of record or valid proxyholder who attends the Annual Meeting and elects to vote in person. Unless revoked, properly executed proxies with respect to the Company will be voted as indicated in this Proxy Statement. An “abstention” on any proposal will be counted as present for purposes of determining whether a quorum of shares is present at the meeting with respect to the proposal on which the abstention is noted, but will be counted as a vote “against” such proposal.
The expense of solicitation of proxies, including the cost of preparing and mailing the Notice of Shareholders’ Meeting and this Proxy Statement, will be paid by the Company. In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies by telephone, telegram, internet or otherwise. These directors, officers and employees will not be additionally compensated for the solicitation, but may be reimbursed for their out-of-pocket expenses. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of our common stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material. The Company does not expect to employ anyone else to assist in the solicitation of proxies.
Shareholders who authorize their proxies through the internet should be aware that they may incur costs to access the internet, such as usages charges from telephone companies or internet service providers and these costs must be borne by the stockholder.
ANNUAL REPORT OF THE COMPANY
The annual report of the Company containing financial statements for the fiscal year ended December 31, 2007 was mailed to all shareholders on May 28, 2008. The quarterly report for the three months ended March 31, 2008 is included with this notice of shareholder meeting.

PROPOSAL 1
ELECTION OF DIRECTORS
Pursuant to a resolution adopted by a majority of the authorized number of directors, the authorized number of members of the Board has been set a seven.
At the meeting, you will be asked to elect seven (7) members to the Board. All five current directors will be up for election at the Annual Meeting. In addition the Board has recommended that Mr. David Bruen and Mr. Kenneth Elsberry be elected to the Board. The term of office of each person elected to be a director of the Company will be until the next regular or annual meeting of the shareholders at which election of directors is an agenda item and until his successor is duly elected and shall qualify. If any unforeseen event prevents one or more of the nominees from serving as a director, your votes will be cast for the election of a substitute or substitutes selected by the Board. In no event, however, can the proxies be voted for a greater number of persons than the number of nominees named. Unless otherwise instructed, the proxies will vote for the election of each current director and the nominees to serve as a director of the Company.
The Board recommends a vote “FOR” the election of each of the directors nominated.
PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Our Board’s Audit Committee has selected J. H. Cohn LLP as the independent registered public accounting firm to audit our financial statements for the year ended December 31, 2008. Representatives of J. H. Cohn LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement if the representative desire to do so, and are expected to be available to respond to appropriate questions.
Although ratification by our shareholders is not a prerequisite to the ability of the Audit Committee to select J. H. Cohn LLP as our independent registered public accounting firm, we believe such ratification to be desirable. Shareholders are being requested to ratify, confirm and approve the selection J. H. Cohn LLP as our independent registered public accounting firm to conduct the annual audit of our financial statements for the year 2008. If the shareholders do not ratify the selection of J. H. Cohn LLP, the selection of an independent registered public accounting firm will be reconsidered by the Audit Committee; provided, however, the Audit Committee may select J. H. Cohn LLP notwithstanding the failure of the shareholders to ratify its selection. The Audit Committee believes ratification is advisable in the best interests of the shareholders. If the appointment of J. H. Cohn LLP is ratified, the Audit Committee will continue to conduct an on going review of J. H. Cohn LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace J. H. Cohn LLP at any time.
The Board recommends a vote “FOR” the ratification of the appointment of J. H. Cohn LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.
OTHER MATTERS
Management does not intend to present any business at the meeting not mentioned in this Proxy Statement, and at the time of preparation of this Proxy Statement knows of no other business to be presented. If any other matters are properly brought before the meeting, the appointed proxies will vote all proxies on such matters in accordance with their judgment of the best interests of the Company.

DIRECTOR NOMINEES
Pertinent information regarding each nominee for the past five years is set forth following his name below.

Positions with the Company
Name and (Age)	and Principal Occupations	Business Address

Bruce Staller (70)	Mr. Staller has served as a director since June 2004. Until December 31, 2005, Mr. Staller was an investment counselor registered as an Investment Advisor under California Law. From 1988 through May 2003, Mr. Staller served as a Director of New Plan Excel Realty Trust, Inc., and it predecessor Excel Realty Trust, a New York Exchange traded REIT. From 1988 until 1994, Mr. Staller served as President and Compliance Officer of First Wilshire Securities Management, Inc., a Pasadena based investment advisory firm. Since 1987, he served has served as Trustee and since 2000, he has served as Trustee and President of Monrovia Schools Foundations, Inc., a non-profit education corporation based in Monrovia, California.	3229 Elda Street Duarte, CA 91010

Sumner J. Rollings (58)	Mr. Rollings has served as a director of the NetREIT since April 2001. Mr. Rollings is Chief Executive Officer and sole shareholder of the Wagon Wheel Restaurant. From May 1999 to May 2001 he served as sales executive for Joseph Webb Foods of Vista, California and previously from 1985 to 1999, sales executive for Alliant Food Service Sales.	1201 Park Center Dr. Vista, CA 92083

Thomas E. Schwartz (67)	Mr. Schwartz has served as a director since April 2001. He also served as a director of the Centurion Counsel Funds, an investment company registered under the Investment Company Act of 1940, from March 10, 2001 until 2005. Mr. Schwartz has been practicing as a Certified Financial Planner since November 1989. Since March 1999 he has served as a Director of Gold Terra, Inc.	P. O. Box 210383 Chula Vista, California 91921

Jack K. Heilbron (57)	Mr. Heilbron has served as a director and officer of the Company since its inception. Mr. Heilbron is a founding officer, director, shareholder of CI Holding Group, Inc. and of its subsidiary corporations and currently serves as Chairman of these companies. Mr. Heilbron also serves as Chairman of Centurion Counsel, Inc., a licensed investment advisor. From 1994 until its dissolution in 1999, Mr. Heilbron served as the Chairman and/or director of Clover Income and Growth REIT (“Clover REIT”). Mr. Heilbron presently holds a license as a registered securities principal with Centurion Institutional Services, Inc., a NASD member broker-dealer. Mr. Heilbron graduated with a B.S. degree in Business Administration from California Polytechnic College, San Luis Obispo, California.	365 S. Rancho Santa Fe Road, 3rd Floor San Marcos, California 92069

Positions with the Company
Name and (Age)	and Principal Occupations	Business Address

Larry G. Dubose (58)	Mr. Dubose has served as a Director since June 2005. Mr. Dubose currently serves as a consultant to Dubose Model Home Company, a residential real estate investment company headquartered in Houston, Texas. Prior to selling that company in 2004, Mr. Dubose served as Chief Executive Officer since he founded it in 1985. Prior to forming that company, Mr. Dubose served as Vice President and Chief Financial Officer of a full service real estate brokerage company in Houston for six years. From June 1973 to February 1976, he served as a staff accountant with Price Waterhouse. Mr. Dubose graduated with a B.A. degree in Accounting from Lamar University in 1973. Although not active at present, Mr. Dubose was a Certified Public Accountant in the state of Texas. He also holds a real estate brokerage license.	14405 Walters Road Suite 310 Houston, Texas 77014

David Bruen (64)	Mr. Bruen is being nominated to serve as a director by the Board of Directors. Mr. Bruen has been in the banking industry for over thirty years in both commercial lending and administration. He began his career at Bank of America where he assumed additional responsibilities and ultimately became a Credit Administrator. He later held executive management positions at two independent banks in Northern California, as Chief Credit Officer and President, respectively. Most recently, during the past seventeen years, Dave has been in commercial lending to mid-size businesses in San Diego County for First Interstate Bank, Wells Fargo Bank, Mellon 1st Business Bank and San Diego National Bank. He has recently retired from San Diego National Bank after 6 years as a senior commercial lending officer. Dave is a graduate of San Diego State University and has an M.B.A. from the University of Southern California. He is a Life Member of the Pacific Life Holiday Bowl Committee and he has been a member of the Presidents Association for Palomar College, Financial Executives International, San Diego MIT Enterprise Forum, and the Association for Corporate Growth.	365 S. Rancho Santa Fe Rd., Suite 300, San Marcos, CA 92078

Positions with the Company
Name and (Age)	and Principal Occupations	Business Address

Kenneth W. Elsberry (70)	Mr. Elsberry is being nominated to serve as a director by the Board of Directors. Mr. Elsberry has served as our chief financial officer since our inception. He also has served as chief financial officer and a director of CI Holding Group, Inc. and certain of its affiliates. From December 2004 to October 2007, Mr. Elsberry has also served as chief financial officer of Trusonic, Inc., a startup technology company based in San Diego, California. From 1994 until 1998, Mr. Elsberry served as chief financial officer of Clover REIT. Since 1990, Mr. Elsberry has operated his own consulting firm, which provides financial and administrative consultation services to small and medium-sized companies. Mr. Elsberry received his Bachelor of Science degree in accounting from Colorado State University and is a registered securities principal. He is a member of the California Society of Certified Public Accountants, American Institute of Certified Public Accountants and National Association of Accountants.	365 S. Rancho Santa Fe Rd., Suite 300, San Marcos, CA 92078
INFORMATION REGARDING OUR BOARD OF DIRECTORS AND ITS COMMITTEES
Board Committees
Our board has adopted a charter for each of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee. Our board may, from time to time, establish certain other committees to facilitate our management. We have also adopted Corporate Governance Guidelines. The Committee Charters and Corporate Governance Guidelines are posted on our website at www.netreit.com and will be provided without charge upon request to the Corporate Secretary, NetREIT, 365 S. Rancho Santa Fe Rd., Ste 300, San Marcos, California, 92078. The information contained on our website is not incorporated by reference into and does not form a part of this Proxy Statement.

Board Independence
Our Board has determined that each of our current directors and nominees, except for Mr. Heilbron and Mr. Elsberry, have no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” within the meaning of our director independence standards. Our board established and employed the following categorical standards in determining whether a relationship is material and thus would disqualify such director from being independent.
•	The director is, or has been within the last three years, our employee or an employee of any of our subsidiaries;

•	An immediate family member of the director is, or has been within the last three years, our executive officer or an executive officer of any of our subsidiaries;

•
The director (or an immediate family member of the director) received during any twelve-month period within the last three years, more than $60,000 in direct compensation from us and/or any of our subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•
The director was affiliated with or employed within the last three years by our present or former (internal or external) auditor or an immediate family member of the director was affiliated with or employed in a professional capacity by our present or former (internal or external) auditor;

•
The director (or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of our executives served on that company’s compensation committee;

•
The director is a current employee, or an immediate family member of the director is a current executive officer of another company that made payments to, or received payments from us or any of our subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $200,000, or two percent (2%) of such other company’s consolidated gross revenue;

•
The director (or an immediate family member of the director) was, within the last three years, an affiliate or executive officer of another company which was indebted to us, or to which we were indebted, where the total amount of either company’s indebtedness to the other was five percent (5%) or more of our total consolidated assets or the total consolidate assets of the company he or she served as an affiliate or executive officer;

•
The director (or an immediate family member of the director) was, within the last three years, an officer, director or trustee of a charitable organization where our (or an affiliated charitable foundation’s) annual discretionary charitable contributions to the charitable organization exceeded the greater of $1 million or five percent (5%) of that organization’s revenues;

•
Within the last three (3) fiscal years been an officer, director or trustee of a charitable organization where NetREIT’s contributions (or an affiliated charitable foundation’s annual discretionary charitable contributions to the charitable organization) exceeded the greater of One Hundred Thousand Dollars ($100,000) or five percent (5%) of that organization’s consolidated gross revenue.

An “Affiliate” includes any person beneficially owning in excess of 10% of the voting power of, or a general partner or managing member of, a company.

Meetings and Attendance
Our Board of Directors met four times during 2007. All directors attended at least 75% of the aggregate meetings. Although we have no policy with regard to board members’ attendance at our annual meeting of shareholders, it is customary for, and we expect, all board members to attend.
To ensure free and open discussion among the independent directors of our board the independent directors meet prior to each full board meeting.
Communications with the Board
Shareholders and other interested parties may communicate with our lead independent director or with the non-management directors, as a group, by sending an email to kelsberry@netreit.com or by regular mail addressed to the Lead Independent Director, c/o the Corporate Secretary, NetREIT, 365 S. Rancho Santa Fe Rd., Ste 300, San Marcos, California 92078. All correspondence will be forwarded promptly by the corporate secretary to the lead independent director.
Audit Committee
Our Audit Committee of our Board of Directors is comprised of Mr. Larry Dubose (Chairman) and Mr. Bruce Staller. Our Board has determined that Mr. Dubose qualifies as an audit committee financial expert, as defined by the regulations of the Securities and Exchange Commission (SEC). All of the members of the Audit Committee are “independent” within the meaning of our director of independence standards and the audit committee requirements of the SEC.
The Audit Committee’s principal responsibilities include:
Assisting our board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and reporting practices, and;
The ultimate authority over the appointment, retention, compensation, oversight and evaluation of the work of the certified public accounting firm;
The selection, approval and engagement of our independent certified public accounting firm, approving any special assignments given to the independent accounting firm and reviewing:
•	The scope and results of the audit engagement with the independent accounting firm and management, including the independent accounting firm’s letters to the Audit Committee;

•	The independence of the independent accounting firm;

•	The effectiveness and efficiency of our internal accounting function; and

•	Any proposed significant accounting changes.

Compensation Committee
The Compensation Committee of our Board of Directors is comprised of Messrs. Staller (Chairman), and Sumner Rolling. All of the members of the Compensation Committee are “independent” within the meaning of our director independence standards, as described above, and the audit committee requirements of the SEC. The Compensation Committee’s principal responsibilities include:
•
Assess the Company’s financial and non financial performance against a number of factors it considers significant and relevant, evaluate the executive officers performance and set their compensation levels;

•	Review and provide oversight of the Company’s compensation philosophy and shall approve the establishment of competitive targets for all equity-based plans requiring stockholder approval;
•	Reviewing the design and management of the significant employee benefits programs; and
•
Review eligibility criteria and award guidelines for corporate-wide compensation programs that management level employees participate including bonus plans, stock option and other equity-base programs, deferred compensation plans and any other cash or stock incentive programs.

The Compensation Committee regularly reviews and approves our executive compensation philosophy to ensure that they are aligned with our business strategy and objectives, encourage high performance, promote accountability and assure that employee interests are aligned with the interests of our shareholders.
The Compensation Committee has the authority to determine and approve the individual elements of total compensation paid to the chief executive officer and other executives holding the title of vice president or higher. The Compensation Committee reviews the performance and compensation of the chief executive officer, and all of the executive officers named in this Proxy Statement. The chief executive officers and president annually assist in the review of the compensation of our other executive officers. The chief executive officer makes recommendations with respect to salary adjustments and annual bonus and nonvested stock awards to the Compensation Committee base on his review and market data.
Nominating/Corporate Governance Committee
The Nominating/Corporate Governance Committee of our Board of Directors is comprised of Messer. Rolling (Chairman) and Thomas Schwartz. All of the members of the Nominating/Corporate Governance Committee are “independent” within the meaning of our director independence standards, as described above, and the audit committee requirements of the SEC. The Corporate Governance Committee’s principal purpose is to provide counsel to our Board of Directors with respect to:
•	purpose, structure and membership of the committees of our Board of Directors; and

•	review the succession planning for our executive management.
•	assists our board of directors in developing and implementing our corporate governance guidelines;
•	consider questions of possible conflicts of interest of the Board members, as such questions arise;
•	determines the size, needs and composition of our board and its committees;

•	monitors a process to assess the effectiveness of our board; and

•	recommend nominations to the full board.
When assessing potential nominees for election to our board, the Nominating/Corporate Governance Committee considers a variety of factors, such as the candidates’ education, experiences and knowledge of our industry and experience in other industries that are relevant to us, understanding real estate investing and financing, prior service as a director of other companies and relevant commercial experience. The committee may consider candidates recommended by shareholders, as well as recommendations from other sources, such as other directors or officers, third-party search firms or other appropriate sources. See Shareholders’ Nominations below for procedures.

Director Qualifications
The director qualifications currently focus on what the Nominating/Corporate Governance Committee believes to be essential competencies to effectively serve on the board. In reviewing and considering potential nominees for the board, the Nominating/Corporate Governance Committee looks at the following qualities, skills and attributes:
•	Experience in corporate governance, such as an officer or former officer of a publicly held company;

•	Experience in the real estate industry;

•	Experience as a board member;

•	Personal and professional integrity, ethics and values;

•	Practical and mature business judgment, including the ability to make independent analytical inquiries;

•	Academic expertise in an area of our operations; and

•	Background in financial and accounting matters.
Stockholder Nominations for Directors
The Nominating/Corporate Governance Committee’s policy is to consider candidates recommended by shareholders. The stockholder must submit resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board and how the candidate satisfies our board criteria. The stockholder must also provide such other information about the candidate as would be required by the SEC rules to be included in a Proxy Statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The stockholder must submit proof of NetREIT stockholdings. The stockholder must also comply with the advance notice provisions of our By-Laws. All communications are to be directed to the Chairman of the Nominating/Corporate Governance Committee, c/o the Corporate Secretary, NetREIT, 365 S Rancho Santa Fe Rd., Ste 300, San Marcos, California 92078. Recommendations received less than 90 days or more than 120 days prior to the anniversary of the mailing of the Proxy Statement for the previous year’s annual meeting of shareholders will not be considered timely for consideration at the current year’s annually meeting of shareholders. See “Stockholder Proposals for 2008 Annual Meeting” in this Proxy Statement. Properly submitted stockholder recommendations will be evaluated by the Nominating/Corporate Governance Committee using the same criteria used to evaluate other director candidates.

Compensation of the Company’s Directors
None of our officers receive or will receive any compensation for serving as a member of our Board of Directors or any of its committees. Our directors received the following aggregate amounts of compensation for the year ended December 31, 2007.

					Change in
					pension value
	Fees				and
	earned			Non-equity	nonqualified
	or paid	Stock		incentive	deferred	All other
	in cash	Awards	Options	plan	compensation	compensation
Name	(1)	(2)(3)	awards	compensation	earnings	(4)	Total
Bruce Staller	—	$15,000	—			$845	$15,845
Sumner Rollings	—	15,000	—			845	15,845
Thomas Schwartz	—	15,000	—			845	15,845
Larry Dubose	—	15,000	—			845	15,845

(1)	The Company pays no cash fees to any of its nonaffiliated directors to attend directors’ meetings but does reimburse such directors for their travel expenses.

(2)
The amounts shown represent the compensation cost recognized by us related to the grants of restricted stock during 2007 in accordance with Statement of Financial Accounting Standard No. 123R, Share Based Payments (“SFAS 123R”). For a discussion of the valuation assumptions used to determine the compensation cost in 2007, see Note 2 to the Financial Statements included in our annual report on Form 10 for the year ended December 31, 2007.

(3)
On January 1, 2007, each non-employee director was awarded 1,500 shares of restricted stock with a fair value of $15,000 on date of grant which is calculated by multiplying the 1,500 shares by the price of our private placement offering of common stock of $10. All of these restricted stock awarded vest on the anniversary of the grant date over three years and all shares, including shares of restricted stock, are eligible to receive distributions from the date of grant. During 2007, 1/3 of the grant vested and was recorded as director compensation.

(4)	For all directors the amount represents distributions paid on shares of restricted stock during the year ended December 31, 2007.
THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE TO ELECT EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS OF THE COMPANY.

EXECUTIVE OFFICERS OF THE COMPANY
Certain information about the current executive officers of the Company is set forth below. Each executive officer of the Company may be removed from office at any time by a majority of the Board with or without cause.

Position
Name of Officer (Age)	With The Company	Principal Occupations

Jack K. Heilbron (57)	Chairman of the Board, President and Director	Please see “Director Nominees” for a description of Mr. Heilbron’s principal occupations.

Kenneth W. Elsberry (70)	Chief Financial Officer and Secretary	Please see “Director Nominees” for a description of Mr. Elsberry’s principal occupations.
EXECUTIVE COMPENSATION
During the year ended December 31, 2007, the Company paid regular compensation of $88,415 and bonus compensation of $50,000 to each Named Officer.
COMPENSATION DISCUSSION AND ANALYSIS
Our Compensation Committee is responsible for establishing our compensation strategies and goals for our executive officers and executive level employees. The Committee operates pursuant to a written charter which our Board adopted in 2005. Our Compensation Committee is comprised of Mr. Bruce Staller, Chairman, and Mr. Sumner Rollings. The Compensation Committee met three times during 2006.
Overview
Our executive compensation benefits program aims to encourage our management team to continually pursue our strategic opportunities while effectively managing the risks and challenges inherent to the real estate investment industry. We gear different compensation elements to shorter and longer-term performance, with the overall objective of creating long-term value for our shareholders. We utilize short term compensation, including base salary, adjustments to base salary and cash bonuses to motivate and reward our key executives for individual performance. The Committee’s fundamental policy is to offer the executive officers competitive compensation opportunities based upon overall Company growth and performance, their individual contribution to the financial success of the Company and their personal performance. It is the Committee’s objective to have a substantial portion of each officer’s compensation contingent upon the Company’s performance, as well as upon his own level of performance.

Base Salary
Base salary provides our executive officers with a degree of financial certainty and stability, and will be used to attract and retain highly qualified individuals. The Committee reviews and determines the base salaries of our executive officers. Base salaries are also evaluated at the time of a promotion or other significant changes in responsibilities. In establishing the 2006 base salaries of the named executive officers, the Committee and management took into account a number of factors, including the comparable salaries of comparable positions with other REITs and the significant changes in responsibilities and time required due to the significant growth in capital.
Employment and Severance Agreements
We employ Mr. Heilbron as President and Chief Executive Officer and Mr. Elsberry as Chief Financial Officer pursuant to Employment Agreements dated January 28, 1999. Under their respective employment agreement, Messrs Heilbron and Elsberry are entitled to (a) a base annual salary of $10,000, (b) a annual bonus compensation in at least the amount necessary to raise the employee’s annual salary to the median level of salaries paid to comparable executives of comparable sized REITs. Such bonus compensation will be awarded as reasonably determined by the Compensation Committee. The award of any bonus compensation, however, is dependent on our attaining certain minimum performance levels as determined by the Committee, (c) group medical plan, and (d) an automobile allowance of $500 per month.
During 2006 the Committee recommended and the Board approved increases in Mr. Elsberry and Mr. Heilbron’s annual compensation from $10,000 to $20,000 at the first close of escrow of the 2006 Private Placement Offering and increases of $4,000 annually for each additional million of capital raised up to ten million. After an aggregate of ten million in new capital has been raised the salaries will increase by $2,000 annually for each additional million of capital raised until Mr. Heilbron’s salary is $200,000 and Mr. Elsberry’s salary is $150,000. The first close of escrow occurred on July 29, 2005. At December 31, 2007, Mr. Heilbron and Mr. Elsberry annual salary rate was $108,000.
Annual Cash Bonus
The annual cash incentive is designed to supplement the pay of our executive officers (and other key management personnel) so that overall total cash compensation (salary and bonus) is competitive in our industry and properly rewards the executive officers for their efforts in achieving their objectives. The cash bonuses paid to the executive officers for 2007 also reflected the Committee’s determination of each executive officer’s individual performance and the level of pay of each executive officer compared to other similarly situated officers in the industry. Bonuses were approved by the Committee in December 2007 and paid in January 2008.
Long-Term Incentive Compensation Awards
We believe that an important component of our total compensation program is an effective equity incentive plan that provides alignment of the interests of our executive officers and those of our shareholders. The equity compensation program consisted of stock options in prior years and restricted stock commencing in 2007. The initial restricted stock grant made to each executive officer is based on competitive conditions applicable to the executive’s specific position. Subsequent stock grants may be made at varying times and in varying amounts at the discretion of the Committee. Equity awards are not granted automatically to our executives and employees. Generally, the size of each grant is set at a level that the Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual’s position with the Company, the individual’s potential for future responsibility and promotion, the individual’s performance in the recent period and the number and value of unvested options and restricted stock held by the individual at the time of the new grant. The relative weight given to each of these factors will vary from individual to individual at the Committee’s discretion.
Stock awards to our executive officers under our 2007 Incentive Award Plan at the Committee meeting in December of each year. Such stock awards are effective as of January 1 of the following year. These stock awards are designed to increase the performance, encourage officers’ ownership in us, motivate our executive officers to improve long-term dividend performance, encourage long-term dedication to us and to operate as an executive officer retention mechanism for key members of our management.

Our nonvested stock awards generally vest evenly, on each anniversary of the grant date, over three years or five years. Distributions are paid on the entirety of the grant from the grant date.
In 2007, no stock options were granted to the executive officers. In 2005, we discontinued our practice of granting stock options in favor of only granting nonvested stock. We believe that nonvested stock is a more appropriate incentive to our executive officers and employees given the focus of our business on monthly dividends.
Simple IRA Plan. In 2008 the Board approved adopting a Simple IRA plan. All employees are eligible to participate except for part time employees. We plan on matching the employee’s elective deferral up to 3% of the employee’s compensation. Employees may contribute up to $10,500 of their salary, subject to annual limits under the IRS Code of 1986, as amended (“Code”).
Code of Ethics and Business Conduct
The Board has adopted a code of ethics and business conduct for the Company that applies to all officers and employees, including its principal executive officer, principal financial officer and controller. The code is included under the Company section of the Company’s web site at www.netreit.com.
COMPENSATION COMMITTEE REPORT
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2008 Annual Meeting of shareholders.
Submitted on May 10, 2008 by the members of the Compensation Committee of our Board.
Bruce Staller, Chairman
Sumner Rollings
Summary Compensation Table
The following table sets forth information concerning the compensation earned by our chief executive officer and our chief financial officer (collectively, the “Named Executive Officers”) for the fiscal years ended December 31, 2007, 2006 and 2005. There was no non-equity incentive plan compensation or change in pension value and non-qualified deferred compensation earnings paid to the executive officers in 2007 and 2006.

Name and Principal				Stock	Options	All Other
Position	Year	Salary	Bonus(1)	Awards(2)	Awarded	Compensation(3)	Total

Jack K. Heilbron	2007	$88,415	$50,000	$1,500	—	$2,354	$142,269
President/CEO	2006	$45,067	$15,000	—	—	$1,799	$61,866
	2005	$13,583	—	—	—		$13,583
Kenneth Elsberry	2007	$88,415	$50,000	$1,500	—	$1,460	$141,375
Secretary/CFO	2006	$45,067	$15,000		—	$214	$60,281
	2005	$13,583	—	—	—	—	$13,583

(1)	The bonuses shown for 2007 were paid in January 2008 and the bonuses shown for 2006 were paid in 2007.

(2)
For 2007, the amounts shown represent the compensation cost recognized by us related to the grants of restricted stock during 2007 in accordance with SFAS 123R. For a discussion of valuation assumptions used to determine the compensation cost in 2007, see Note 2 to the Notes to Financial Statements included in our Annual Report on Form 10 for the year ended December 21, 2007.

(3)	The following table sets forth distributions paid on restricted stock and the cost of term life premiums paid by us:

		Distributions Paid	Group Term Life	Total of All Other
Name	Year	on Restricted Stock	Insurance Payments	Compensation
Jack K. Heilbron, President/CEO	2007	$845	$1,509	$2,354
	2006	$—	$1,799	$1,799
Kenneth W. Elsberry, Secretary/ CFO	2007	$845	$615	$1,460
	2006	$—	$214	$214

Outstanding Equity Awards Table

	Stock option awards (2)					Restricted stock awards (3),(4)
								Equity	Equity
								Incentive	Incentive
								Plan	Plan
			Equity					Awards:	Awards:
			Incentive					Number of	Market or
			Plan					Unearned	Payout
			Awards:				Market	Shares of	Value of
	Number of	Number of	Number of			Number of	Value of	Restricted	Unearned
	Securities	Securities	Securities			Shares of	Shares of	Stock or	Shares of
	Underlying	Underlying	Underlying			Restricted	Restricted	Other	Restricted
	Unexercised	Unexercisable	Unexercised	Option	Option	Stock That	Stock That	Rights	Stock That
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	That Have	Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (3)	Vested (4)	Not Vested	Vested
Jack K. Heilbron	6,251	6,251	0	$8.00	6/30/2009 and 2010	1,050	$10,500	0	$0
Kenneth W. Elsberry	6,251	6,251	0	$8.00	6/30/2009 and 2010	1,050	$10,500	0	$0

(1)
Options were granted in 2004 and 2005. The option price represents the weighted average price of the outstanding options. The options for each named executive officer expire as follows: 2,778 on June 30, 2009 and 3,473 on June 30, 2010. No options have been granted since 2005.

(2)	The amounts in these columns represent the stock awards that were granted on January 1, 2007 and held at December 31, 2007.

(3)	The restricted stock awards vest according to the following schedule: 525 shares vest on 12/31/08 and 525 vest on 12/31/09.

(4)	Market value has been calculated by multiplying the offering price of $10 in our ongoing private placement offering by the outstanding restricted stock awards for each named executive officer.
Stock Vested Table
The following table sets forth summary information concerning option exercises and vesting of stock awards for each named executive officers during the year ended December 31, 2007.

	Options awards		Stock awards
	Number of Shares
	Acquired on	Value Realized on	Number of Shares	Value Realized on
Name	Exercise	Exercise (1)	Acquired on Vesting	Vesting (2)
Jack K. Heilbron	3,658	$15,381	500	$1,500
Kenneth W. Elsberry	3,440	$14,400	500	$1,500

(1)	This column represents the difference between the exercise price and the market value of the common stock based on the offering price of $10 in our ongoing private placement offering.

(2)	This column represents the value realized on vesting as calculated by multiplying the offering price of our common stock on December 31, 2007 of $10 by the number of shares vested.
Pension Benefits
We do not currently sponsor any qualified or non-qualified defined benefit plans. The Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans if they determine that doing so is in our best interest.

Nonqualified Deferred Compensation
We do not currently sponsor any non-qualified defined contribution or deferred compensation plans. The Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if they determine that doing so is in our best interest.
OWNERSHIP OF COMMON STOCK
The following table sets forth certain information as of May 15, 2008, relating to the beneficial ownership of the Company’s Common Stock by (1) all persons known by the Company to beneficially own more than 5% of the outstanding common stock, (2) each director, nominee director and all officers of the Company, and (3) all executive officers and directors of the Company as a group. All Directors serve one year terms with their terms expiring at the Annual Meeting. All Officers of the Company are elected or appointed by the Board of Directors and hold office until the Annual Meeting or until replaced at the discretion of the Board.

				% of Total Outstanding
Name of Beneficial Owner	Position	Number of Shares		Shares(1)
Sumner Rollings	Director	20,133	(2)	0.42%
Thomas Schwartz	Director	14,184	(3)	0.30%
Jack K. Heilbron	Officer and Director	33,289	(4)	0.70%
Bruce Staller	Lead Director	12,975	(5)	0.27%
Larry Dubose	Director	8,406	(6)	0.18%
Kenneth W. Elsberry	Officer	27,340	(7)	0.58%
All Directors and Executive Officers as a Group(6)		116,327	(8)	2.44%

(1)
Assumes 4,730,300 voting shares issued and outstanding and shares issuable under stock options and warrants which are exercisable on or within 60 days of May 15, 2008. As of May 15, 2008, we had outstanding options for the purchase of an aggregate of 28,476 shares and nonvested restricted shares of 38,075.

(2)
Includes 9,832 Shares held and Stock Options which expire on June 30, 2009 and June 30, 2010 to purchase 6,251 Shares at prices of $7.20 to $8.638 per Share and 4,050 nonvested restricted shares that vest equally on December 31, 2008 and 2009.

(3)
Includes 3,883 Shares held and Stock Options for 6,251 Shares which expire on June 30, 2009 and June 30, 2010 at prices of $7.20 to $8.368 per Share and 4,050 nonvested restricted shares that vest equally on December 31, 2008 and 2009.

(4)
Includes 830 Shares held of record by CI Holding Group, Inc. (“CI Holding”), 18,537 Shares owned by Mr. Heilbron, 3,621 Shares owned by Ms. Limoges and stock options expiring on June 30, 2009 and June 30, 2010 held by each of Mr. Heilbron to purchase 6,251 Shares at a prices of $7.20 to $8.368 per Share and 4,050 nonvested restricted shares that vest equally on December 31, 2008 and 2009.

(5)
Includes 4,952 Shares beneficially owned and stock options which expire on June 30, 2009 and June 30, 2010 for the purchase of 3,473 Shares at a prices of $8.368 per Share and 4,550 nonvested restricted shares that vested equally on December 31, 2008 and 2009.

(6)	Includes 4,156 Shares held and 4,250 nonvested restricted shares that vested equally at December 31, 2008 and 2009.

(7)
Includes 17,039 Shares held of record and stock options which expire on June 30, 2009 and June 30, 2010 held for the purchase of 6,251 Shares at a prices of $7.20 to $8.368 per Share and nonvested restricted stock of 4,050 shares that vest equally on December 31, 2008 and 2009.

(8)
Includes 62,851 Shares beneficially held of record by the six directors and officers and stock options which expire on June 30, 2009 and June 30, 2010 for the purchase of 28,476 Shares at a prices of $7.20 to $8.638 per Share and nonvested restricted stock of 25,000 shares that vest annually on December 31, 2008 through 2010.

Related Party Transactions
In the last fiscal year, there has not been nor are there currently proposed any transactions or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $10,000 and in which any director, executive officer, holder of 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.
It is our policy that the Audit Committee approve or ratify transactions involving directors, executive officers or principal shareholders or members of their immediate families or entities controlled by any of them or in which they have a substantial ownership interest. Such transactions include employment of immediate family members of any director or executive officer. Management advises the Audit Committee on a regular basis of any such transaction that is proposed to be entered into or continued and seeks approval.
AUDIT COMMITTEE REPORT
The Audit Committee of the Board is comprised of independent directors. The Committee is comprised of Mr. Larry Debose, Chairman, and Mr. Bruce Staller. The Audit Committee operates pursuant to a written charter which was adopted by NetREIT in 2005. The Committee met four times during 2006.
The role of the Audit Committee is to oversee NetREIT’s financial reporting process on behalf of the Board and operates under a charter which is available on the Company’s corporate website at www.netreit.com. Management of NetREIT has the primary responsibility for the preparation of the financial statements as well as executing the financial reporting process, principles and internal controls. The independent registered public accounting firm is responsible for performing an audit of NetREIT’s financial statements and expressing an opinion as to the conformity of such financials statements with accounting principles generally accepted in the United States.
In this context, the Committee has reviewed and discussed the audit of the financial statements and the management letter concerning internal controls, as of and for the year ended December 31, 2007, with management and the independent certified public accountants. The Audit Committee has discussed with the independent registered public accounting firm and has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from NetREIT. The Committee has also considered whether the independent registered accounting firm’s other non-audit service to NetREIT is compatible with maintaining the registered public accounting firm’s independence.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in NetREIT’s Annual Report for the year ended December 31, 2007.
Submitted on May 10, 2008 by the members of the Audit Committee of NetREIT’s Board of Directors.
Larry Dubose, Chairman
Bruce Staller
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, and SEC rules requires the Company’s officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, “Insiders”), to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Insiders are required by regulation of the SEC to furnish us with copies of all Section 16(q) forms they file.
No reports were required during the fiscal year ended December 31, 2007 since the Company did not have any registered class of equity securities. Effective with the filing of Form 10 with the Securities and Exchange Commission in May 2008 the officers and directors, and persons who own more than 10% of a registered class of our equity securities will be required to file the initial report of ownership and reports of changes in ownership.

Independent Registered Public Accounting Firm Fees and Services
The fees paid to J. H. Cohn LLP, NetREIT’s independent registered public accounting firm, relating to 2007 and 2006 were a follows:

	2007	2006
Audit Fees(1)	$93,600	$55,200
Corporate Tax Return preparation	—	—
Tax	$93,600	$55,200

(1)	Audit fees consist of fees for professional services performed by J. H. Cohn LLP for the audit of the Company’s annual financial statements and other services related to SEC matters.
We also paid Boros & Farrington, LLP $12,500 for the audit of the financial statements ended December 31, 2006. Boros & Farrington, LLP are certified public accountants but not registered public accountants with the Public Company Accounting Oversight Board. Since we were required to register with the SEC this year and the registration form required two years audited financial statements by an independent registered public accounting firm it was necessary to have J.H. Cohn LLP re-audit the year 2006.
SHAREHOLDER PROPOSALS
Proposals of shareholders of the Company which are intended to be presented by such shareholders at the Company’s next Annual Meeting of Shareholders must be received by the Company no later than January 10, 2009 in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting.
BY ORDER OF THE BOARD OF DIRECTORS
KENNETH W. ELSBERRY,
Secretary
Dated: June 1, 2008

PROXY CARD
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
NetREIT
Annual Meeting of Shareholders — July 25, 2008
The undersigned shareholder of NETREIT, a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement for the Annual Meeting of Shareholders to be held on Friday, July 25th at 9:30 a.m. Local Time, at 12280 Greens East Road, San Diego, California 92128, telephone (760) 471-8536, and hereby appoints Jack K. Heilbron and Kenneth W. Elsberry, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at said Annual Meeting and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
Either of such attorneys or their substitutes has and may exercise all of the powers of said attorneys-in-fact hereunder.
[SEE REVERSE SIDE]

CONTINUED AND TO BE SIGNED ON THIS SIDE
☑ Please mark votes as in this example.
This Proxy will be voted as directed or, if no direction is indicated, will be voted FOR proposals 1 and 2, inclusive, below, and as said proxies deem advisable on such other matters as may properly come before the meeting.
PROPOSAL 1: ELECTION OF DIRECTORS — Nominees:

Larry G. Dubose	Jack K. Heilbron	Sumner J. Rollings
Thomas E. Schwartz	Bruce Staller	David Bruen
Kenneth W. Elsberry

☐ VOTE FOR ALL NOMINEES	☐ WITHHELD VOTE FROM ALL NOMINEES	☐ VOTE FOR NOMINEES NOT LINED OUT
(Instruction: You may withhold authority to vote for any individual nominee by striking a line through the nominee’s name above.)
PROPOSAL 2: TO RATIFY THE SELECTION OF J. H. COHN LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN
PROPOSAL 3: CONSIDER AND ACT ON OTHER BUSINESS: THE PROXYHOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS.

☐ FOR	☐ AGAINST	☐ ABSTAIN

I PLAN TO ATTEND THE MEETING.	Yes ☐	No ☐
(This Proxy should be marked, dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature:	Date:

Signature:	Date:

(Joint owners must each sign. Please sign exactly as your name(s) appear(s) on this Proxy. When signing as an attorney, trustee, executor, administrator or guardian, please give your full title. If signer is a corporation, please sign the full corporation name and full title of signing officer.)